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                                                                    Exhibit 99.1

                                                       NATIONAL CITY CORPORATION
 [NATIONAL CITY LOGO]                                  P.O. Box 5756
                                                       Cleveland, OH 44104-0756



FOR INFORMATION CONTACT:

                           Thomas A. Richlovsky                    News Release
                           Senior Vice President and Treasurer
                           (216)575-2126

                           Jeffrey C. Douglas
                           Vice President, Assistant Treasurer
                           (216)222-9849

                           For Immediate Release


              NATIONAL CITY CORPORATION UPDATES EARNINGS GUIDANCE
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         CLEVELAND, Ohio --November 16, 1999--National City Corporation
(NYSE:NCC) today stated that fourth quarter and full year net income could be as much as $.02 to $.05 per share below analysts' consensus estimates. The current 1999 earnings consensus as reported by First Call is $.59 per share for the fourth quarter and $2.25 per share for the year 1999, both on a diluted basis. The revised outlook would imply 1999 earnings per share growth of 10 to
11.5 percent over 1998, versus the consensus view of 12.5 percent.

         The primary reason for the possible variance from consensus expectations is recent weakness in net interest margin. October margins were less than forecast and significantly below the treadline of the preceding nine months. Continuation of that weakness would dampen both revenue and earnings growth for the fourth quarter as a whole. While loan volumes have been strong, spreads have been under pressure, particularly on the commercial side, and purchased funding costs have risen.

         Commenting on the revised outlook, Chairman & CEO David A. Daberko stated, "Each year we set ambitious goals for our company with the objective of continuing our long-term record of double-digit earnings per share growth. While our expected growth this year will be consistent with our long-term target, we had hoped to do better. Although 1999 has been a


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successful year on most fronts, recent weakness in margins may cause us to fall short of our annual profit plan. We are now in the midst of budget reviews for 2000, and are evaluating numerous initiatives in technology, marketing, sales, and other areas, to boost revenues and enhance growth. The long-term growth of our company will be top priority as we evaluate these initiatives."

         This press release contains forward-looking statements involving significant risks and uncertainties, including changes in general economic and financial market conditions, the company's ability to anticipate and react to such changes, and its ability to execute its business plans. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

         National City Corporation is an $85 billion diversified financial services company headquartered in Cleveland,Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Michigan, Pennsylvania, Indiana, Kentucky and Illinois.


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